Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-220257 on Form S-3 and Nos. 333-200828, 333-188526, 333-182225, 333-56161, 333-50806, 333-49732, 333-121073, 333-151184, 333-155191 and 333-129774 on Form S-8 of Sempra Energy of our report dated March 28, 2018 relating to the consolidated financial statements of Energy Future Holdings Corp. and subsidiaries (the “Company”) as of and for the year ended December 31, 2017 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph regarding the Company’s emergence from bankruptcy and the acquisition of the common stock of the Company by Sempra Energy, both items discussed in Note 14 of the consolidated financial statements) appearing in this Current Report on Form 8-K/A of Sempra Energy dated May 3, 2018.

/s/ Deloitte & Touche LLP

Dallas, TX
May 3, 2018